Exhibit 10.25

Dated as of May 5, 2010

Motricity, Inc.

601 108th Avenue NE, Suite 900

Bellevue, WA 98004

Attention:	Ryan Wuerch, Chief Executive Officer
Richard Leigh, General Counsel

Gentlemen:

This engagement letter agreement (this “Engagement” or this “Agreement”) confirms that Motricity, Inc. (the “Company”) has engaged Advanced Equities, Inc. (“Advanced Equities”), to act as a financial advisor to the Company in connection with the Company’s initial public offering of its securities (the “Transaction”), on the terms and conditions set forth below.

Section 1. Scope of Engagement and Services. In connection with this Engagement, Advanced Equities shall provide financial advisory services, as reasonably requested by the Company and its management, including: i) assisting in the marketing and pricing strategy for the Transaction; ii) assisting in the roadshow preparation for the Transaction; and iii) assisting in the determination of share allocations to investors in the Transaction. Advanced Equities shall perform the services provided hereunder in collaboration with the Company. Further, for the avoidance of doubt, the Company is under no obligation to consummate the Transaction.

Section 2. Compensation. The Company agrees to pay Advanced Equities a non-refundable one-time fee (the “Initial Advisory Fee”) of $1,000,000, receipt of which is hereby acknowledged by Advanced Equities. The Initial Advisory Fee shall be non-refundable, but shall be credited against future advisory services fees in the event that the Transaction is not consummated. Upon launch of the “road show” for the Transaction, the Company agrees to pay an additional one-time fee of $400,000 which shall be non-refundable, but shall be credited against future advisory services fees in the event that the Transaction is not consummated. At the closing of a Transaction, the Company agrees to promptly pay Advanced Equities an additional one-time fee of $600,000.

Section 3. Confidentiality. The Company agrees that, except as required by applicable law or regulation, any information or advice to be provided by Advanced Equities or any of its representatives in connection with this Engagement, whether formal or informal, is confidential and shall not be disclosed publicly or made available to third parties, in whole or in part, or summarized, excerpted from or otherwise referred to without Advanced Equities’ prior written consent, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

Section 4. Use of Information. In connection with the Engagement, the Company shall (a) make available to Advanced Equities all information concerning the business, assets, operations and financial condition of the Company that Advanced Equities reasonably requests in connection with the performance of its obligations hereunder; and (b) provide Advanced Equities with reasonable access to the Company’s officers, directors and employees. In providing its services hereunder, Advanced Equities shall be entitled to assume that (i) all such information furnished by the Company, including any information filed with the Securities and Exchange Commission by the Company, or on its behalf shall be, when taken as a whole, true, complete and correct in all material respects and shall not contain any misstatement of material fact or omit to state any material fact required to be stated therein or necessary to make such information not misleading, and (ii) the Company will notify Advanced Equities if the Company learns of any material inaccuracy or misstatement in, or any material omission from, any such information, taken as a whole, furnished by the Company or any of its respective agents or advisors to Advanced Equities. The Company recognizes and confirms that Advanced Equities, in acting pursuant to this Engagement, will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that Advanced Equities does not assume responsibility for and may rely, without independent verification, solely upon the accuracy and completeness of any such information. Advanced Equities undertakes to use all non-public information concerning the Company for purposes of the performance of its services hereunder only and to keep it confidential for so long as it remains non-public. Notwithstanding anything to the contrary set forth herein, Advanced Equities may disclose the information referenced in this paragraph or portions thereof (a) as required by applicable law, rule or regulation, or as requested by any self-regulating organization or governmental agency regulating securities, or (b) in the event Advanced Equities becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any such information, subject always, in the case of (a) and (b) to reasonable prior notice of the Company to the extent reasonably practicable. Further, Advanced Equities agrees that upon the Company’s request, it will return to it or destroy and certify to the Company in writing that it has destroyed all information in any tangible form, including any copies that may have been made, entrusted to it by the Company, provided that Advanced Equities shall be entitled to retain one copy of such information solely for archival purposes.

Section 5. Termination. This Engagement will commence on the date hereof and will continue until the earlier of the consummation of a Transaction or other termination as provided below. The Company may terminate this Agreement at any time, with or without cause, by giving 30 days written notice to Advanced Equities; provided, however, that no such termination will affect the matters set out in this section or under the captions “Confidentiality,” “Use of Information,” “Certain Acknowledgments and Agreements,” “Indemnity,” “Governing Law” and “Miscellaneous.” It is expressly agreed that following the termination of this Agreement, Advanced Equities will continue to be entitled to receive fees, as described in the “Compensation” section above that have accrued prior to such termination but are unpaid, as well as reimbursement for expenses as contemplated in the “Expenses” section above. It is also expressly agreed that, if a Transaction is consummated within 2 years after the date of termination of this Agreement, Advanced Equities shall be entitled to its full fees as set forth in the “Compensation” section hereof. For the avoidance of doubt, in no event shall Advanced Equities be entitled to aggregate fees in excess of $2.0 million under this Agreement.

Section 6. Indemnity. The Company and Advanced Equities have entered into a separate letter agreement dated the date hereof and attached hereto as Annex A, which provides, among other things, for the indemnification of Advanced Equities and specified other parties by the Company in connection with this Engagement. The indemnification letter agreement is an integral part of this Agreement and the terms thereof are incorporated by reference into this Agreement in their entirety and shall survive any termination, expiration or completion of Advanced Equities’ Engagement pursuant to this Agreement.

Section 7. Certain Acknowledgments and Agreements. The Company acknowledges that Advanced Equities has been retained solely as a financial advisor to the Company, and not as an agent of the Company or an advisor to or agent of any other person, and that the Company’s engagement of Advanced Equities is as an independent contractor and not in any fiduciary or other capacity. Advanced Equities may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates. Neither this Engagement, nor the delivery of any advice in connection with this Engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees and creditors of the Company) as against Advanced Equities or its affiliates or their respective directors, officers, agents and employees.

It is expressly understood and agreed that Advanced Equities is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, regulatory, accounting and tax advisors for all matters relating to the Transaction, and all other matters and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Advanced Equities or any of its affiliates regarding matters of law, regulation, accounting or taxation.

Section 8. Governing Law. This Agreement and all aspects of the relationship created by this Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles thereof, and will be binding upon and inure to the benefit of the Company and Advanced Equities and their respective successors and assigns. The Company and Advanced Equities agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by Advanced Equities hereunder. The Company and Advanced Equities also hereby submit to the exclusive jurisdiction of the courts of the States of New York or in the United States District Court in the Southern District of New York, and each of the parties hereto submits to the jurisdiction of such courts in any proceeding arising out of or relating to this Agreement, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum.

Section 9. Miscellaneous. This Agreement may not be assigned by either party hereto without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested; any attempted assignment of this Agreement made without such consent may be void, at the option of the non-assigning party. This Agreement shall constitute the entire Agreement between the parties hereto and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the parties. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and Advanced Equities with respect to the subject matter hereof. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument, and this Agreement may not be amended or modified except in writing executed by the Company and Advanced Equities. The Omnibus Amendment Agreement (the “Omnibus Agreement”) made as of January 20, 2010, by and between the Company and Advanced Equities remains in full force and effect and except as specifically amended by the Omnibus Agreement, the Advisory Agreements (as defined in the Omnibus Agreement) shall continue in full force and effect in accordance with their terms. Any agreement with and/or representation to, Advanced Equities is made to Advanced Equities solely in its capacity as financial advisor to the Company and not in any other capacity.

We are delighted to accept this Engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours,

ADVANCED EQUITIES SECURITIES LLC

By:	/s/ Shannon Soqui
Shannon Soqui Head of Investment Banking – West Coast

Accepted and agreed to as of the date set forth above:

Motricity, Inc.

By:	/s/ Richard E. Leigh, Jr.
Richard E. Leigh, Jr. Senior Vice President and General Counsel

ANNEX A – INDEMNIFICATION AGREEMENT

Dated as of May 5, 2010

Motricity, Inc.

601 108th Avenue NE, Suite 900

Bellevue, WA 98004

Attention:	Ryan Wuerch, Chief Executive Officer
Richard Leigh, General Counsel

Ladies and Gentlemen:

In connection with your request that we assist you, Motricity, Inc., with the matters you have identified to us, you and we are entering into this indemnification letter agreement (“Indemnification Agreement”). It is understood and agreed that in the event that Advanced Equities, Inc. (“Advanced Equities”) or any of our officers, directors, employees, agents, affiliates, partners or controlling persons (Advanced Equities and each of the foregoing being an “Indemnified Person”), become involved in any capacity in any action, claim, suit, proceeding or investigation, based on facts and circumstances occurring after the date of this Indemnification Agreement, (collectively referred to herein as a “Dispute”) brought or threatened by or against any person, including your stockholders, related to, arising out of or in connection with our engagement (but not with respect to any offer, purchase or sale of securities by any Indemnified Person or any of its affiliates, including, without limitation, securities of the Company, to the extent such offer, purchase or sale is unrelated to our engagement by you), you will promptly reimburse, upon demand, each such Indemnified Person for its legal and other expenses, including without limitation the cost of any investigation, preparation for or response, as and when they are incurred in connection therewith, except to the extent that any such Disputes are found by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review to have resulted solely from such Indemnified Person’s gross negligence or fraud. You will indemnify and hold harmless each Indemnified Person from and against, and you agree that no Indemnified Person shall have any liability, whether direct or indirect, in contract or tort or otherwise, to you, your affiliates, security holders or creditors, for any losses, claims, damages, liabilities or expense (collectively, “Losses”) to which any Indemnified Person may become subject under any applicable federal or state law, or otherwise, related to, arising out of or in connection with our engagement, whether or not any Dispute giving rise to such Losses is initiated or brought by you or on your behalf and whether or not in connection with any Dispute in which you or such Indemnified Persons are a party, except to the extent that any such Losses are found by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review to have resulted solely from such Indemnified Person’s gross negligence or fraud. In no event shall any Indemnified Person be responsible for any special, indirect or consequential damages. If multiple claims are brought against us in an arbitration related to, arising out of or in connection with our engagement, with respect to at least one of which such claims indemnification is permitted under applicable law, you agree that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for hereunder, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

If for any reason the foregoing indemnification is held unenforceable or is insufficient to hold an Indemnified Person harmless, then you shall contribute to the Losses for which such indemnification is held unenforceable or is insufficient in such proportion as is appropriate to reflect the relative benefits received, or that would be received if a Transaction were consummated, by you and your security holders on the one hand and the party entitled to contribution on the other hand in the matters contemplated by our engagement as well as the relative fault of yourselves and such party with respect to such Losses and any other relevant equitable considerations. You agree that for the purposes hereof the relative benefits received, or that would be received if a Transaction were consummated, by you and your security holders and ourselves shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by you or your security holders, as the case may be, pursuant to the transaction (whether or not consummated) for which we have been engaged to perform services bears to (ii) the fees actually received by us in connection with such engagement; provided, however, that, to the extent permitted by applicable law, in no event shall we or any other Indemnified Person be required to contribute an aggregate amount in excess of the aggregate fees actually paid to us for such services. Your reimbursement, indemnity and contribution obligations under this Indemnification Agreement shall be in addition to any liability which you may otherwise have, shall not be limited by any rights we or any other Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of yourselves, ourselves, and any other Indemnified Persons.

You agree that, without our prior written consent, you will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any Dispute in respect of which indemnification or contribution could be sought hereunder (whether or not we or any other Indemnified Persons are an actual or potential party to such claim, action or proceeding or investigation), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such Dispute. You will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent. Except as otherwise provided in the immediately succeeding sentence, you further agree that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Indemnification Agreement. You will have the right, at your option, to assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, provided that you employ counsel satisfactory to us, notify us of such employment and assume the payment of all fees and expenses of such counsel, in which event, except as provided below, you shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such litigation or proceeding, other than reasonable costs of investigation. In any such litigation or proceeding the defense of which you shall have so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) you and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel, or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include you and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, be inappropriate due to actual or potential differing interests between you and such Indemnified Person. Your obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. No waiver, amendment or other modification of this Indemnification Agreement shall be effective unless in writing and signed by each party to be bound thereby.

If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities, the Company shall provide for the assumption of its obligations under this Indemnification Agreement by another party reasonably satisfactory to Advanced Equities.

This Indemnification Agreement and any claim related directly or indirectly to this Indemnification Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof. No such claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of Delaware or in the United States District Court in the District of Delaware, and each of the parties hereto submits to the jurisdiction of such courts. We and you (on your own behalf and, to the extent permitted by applicable law, on behalf of your security holders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim, whether based upon contract, tort or otherwise, related to or arising out of or in connection with our engagement. The provisions of this Indemnification Agreement shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect indefinitely, regardless of the completion or termination of the engagement. If any provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy, then the court so holding shall at our or your request, reform such provision to give the maximum permissible intent to the intentions of the parties as set forth herein, and the court shall enforce such provision as so reformed. If, notwithstanding the foregoing, any provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy, the remainder of the provisions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Very truly yours,

ADVANCED EQUITIES, INC.

By:	/s/ Shannon Soqui
Shannon Soqui Head of Investment Banking – West Coast

Accepted and agreed to as of the date set forth above:

MOTRICITY, INC.

By:	/s/ Richard E. Leigh, Jr.
Richard E. Leigh, Jr. Senior Vice President and General Counsel